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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE



            SFAD SIGNS NASAL ASPRIN AGREEMENT WITH CHINESE COMPANY

Palm Beach, FL., October 6, 1998, Safe Technologies International,
Inc.,(SFAD) announced today that it has entered into a License Agreement with Hangzhou Jiuyuan Gene Engineering Co., Ltd., located in the state-grade Hangzhou Economic & Technological Development Zone, P.R. China for the production and distribution of SFAD's Nasal Aspirin Patent. The patent relates to a novel method of administering aspirin to achieve improved delivery, via nasal administration. The product is especially effective in delivering faster pain relief due to entering the bloodstream more rapidly and for longer periods of effectiveness with a lack of any irritation. Nasal aspirin is particularly effective in the treatment of migraine, cardiovascular damage resulting from heart attack, and acute pain, such as post-operative pain.

Hangzhou Jiuyuan (http://www.china-gene.com) has a modern facility specializing in research, development, production and marketing of pharmaceuticals based on gene-engineering and biochemical technologies. Hangzhou Jiuyuan, a 70 million RMB company with 212 employees, has developed two important products, to date: JILIFEN, a stimulating injection drug designed to increase white bloodcell count and JIPAILIN, a heparin-sodium injection, anticoagulant and antithrombotic drug. Their extensive Research Institute facility, staffed and co-established with Beijing University and Jiuyuan and Zhejiang University has the ability to organize preclinical and clinical trials and file new drug applications. Currently, they process, and can independently manage the process of, developing genetically-engineered drugs from cloning objective genes, construction of engineered bacterium, cell cultures, protein purification to dosage manufacture and setting up quality standards.

"We are very pleased to license our Nasal Aspirin Patent, with such a prestigious research and development institute as Hangzhou Jiuyuan," reported Barbara Tolley, Safe Technologies' CEO. The Agreement provides SFAD a most unique opportunity for bringing the product to market. We are very aware of the huge market potential for pharmaceutical products in the China market, a potential of over One Billion people. This market will be larger than the European market, in its entirety, by the Year 2000."

Although specific details of the agreement were not disclosed, Ms. Tolley said that "an Exclusive Agreement with extension provisions for the territory of the Pacific Rim has been entered into with Hangzhou Jiuyuan, which would permit them to complete the field testing and move into production and distribution of the product. SFAD will receive a percentage of all Gross Sales of the Nasal Aspirin Delivery System product produced and marketed by Hangzhou Jiuyuan". Ms. Tolley also reports that the company is looking for other strategic partners for the nasal aspirin in Latin America, Europe, and the United States.

Safe Technologies International, based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentration: Internet products, services, and Directories; Marketing, Advertising, Digital Pre-Press Graphics and Printing; customized PC systems and networks; Heath-Care/Wellness and Real Estate products, services, and software.

  SOURCE:     Safe Technologies International, Inc.,(SFAD)
  CONTACT:    Brad Tolley VP Investor Relations
  TEL:        561-832-2700
  EMAIL:      investor.relations@safetechnologies.com
  HTTP://     www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended June 30, 1998.